UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 27, 2016

Icagen, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-54748	20-0982060
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4222 Emperor Blvd., Suite 350
Research Triangle Park,
Durham, NC 27703

(Address of principal executive offices) (zip code)

(919) 941-5206

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 27, 2016, a wholly owned subsidiary of Icagen, Inc., Icagen-T, Inc. (“Icagen-T”), and Sanofi U.S. Services Inc., executed an Asset Purchase Agreement (the “Asset Purchase Agreement”), pursuant to which Icagen-T will acquire certain assets of Sanofi, which include the (i) Tucson Research Center, a two story laboratory and office building with approximately 113,950 square feet of space located in the Town of Oro Valley, Pima County, Arizona (the “Facility”), and the land on which the Facility is built; and (ii) certain machinery and equipment located at the Facility. The cash purchase price under the Asset Purchase Agreement is $1.00. Icagen-T will also assume certain liabilities, offer to continue the employment of up to 46 employees at the Facility for at least two years and maintain the Sanofi chemical libraries that will remain at the Facility. The Asset Purchase Agreement is subject to termination: (i) by either party if the closing has not occurred on or before July 31, 2016, provided that the right to terminate is not available to any party whose breach of the Asset Purchase Agreement results in or causes failure of the closing to be consummated by such time; (ii) by either party if the consummation of the transaction would be deemed illegal or otherwise prohibited or if consummation of the transactions contemplated would violate any non-appealable order of a governmental authority; or (iii) if certain conditions precedent to closing are not fulfilled as a result of a breach, failure or misrepresentation which has not been cured within 20 business days of receiving written notice thereof from the terminating party indicating that unless such breach, failure or misrepresentation is cured, the terminating party intends to terminate the Asset Purchase Agreement.

It is intended that Icagen-T and Sanofi enter into a Master Services Agreement (the “MSA”) and a Library Service Agreement (the “Library Agreement”) at closing of the transactions described in the Asset Purchase Agreement, the execution of which is a condition to the closing of the asset acquisition under the Asset Purchase Agreement. The MSA contains terms requiring that Icagen-T perform certain contract research for Sanofi, including, but not limited to, compound testing services. Pursuant to the terms of the MSA, it is intended that Sanofi will make payments (the “Subsidy Payments”) to Icagen-T in consideration of Icagen-T’s provision of expected services (including maintenance of the chemical libraries) in the aggregate amount of $32 million over the next five years of which: (i) $16.5 million is expected to be paid in year 1 with $11.9 million paid at closing; (ii) $9.5 million is expected to be paid in year 2; (iii) $3 million is expected to be paid in year 3; (iv) $2 million is expected to be paid in year 4; and (v) $1 million is expected to be paid in year 5. The Subsidy Payments are to be credited against all direct service costs for which Icagen-T performs services, and in the event the Subsidy Payments exceed the direct service costs, a maximum aggregate credit of $2 million will be carried forward to subsequent years during the term of the MSA. In addition, pursuant to the Library Agreement, Icagen-T will also be required to maintain the chemical libraries (the “Chemical Library”) located in the Facility. The Chemical Library will continue to be owned by Sanofi.

Upon closing of the Asset Purchase Agreement, Icagen-T will execute a Deed of Trust providing Sanofi with a five year, $5 million lien on the Facility, securing performance of Icagen-T’s obligations under the MSA and the Asset Purchase Agreement. The lien is subject to termination upon the payment by Icagen-T of $5 million to Sanofi. The parties have also agreed to a Special Warranty Deed With a Right of Reverter which will revest in Sanofi all rights in the Facility in the event that Icagen-T sells the Facility at any time within the next five years and upon certain other events related to the leasing of space at the Facility. The reverter will terminate after five years as well as upon payment of the $5 million to extinguish the lien.

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The MSA contains certain affirmative and negative covenants that Icagen-T will be required to meet as well as certain maintenance covenants. The affirmative covenants include: (i) maintenance of separate books and records from its affiliates; (ii) maintenance of a separate board of directors from its affiliates; (iii) maintenance of its own bank accounts, invoices and checks; (iv) that it conduct business in its own name; (v) that it pay liabilities from its own bank account; (vi) segregation of its assets and liabilities from other entities; (vii) an allocation of any overhead expenses that are shared with affiliated entities through intercompany agreements; and (viii) observing corporate formalities. The negative covenants, include a prohibition on: (a) dividends other than up to a maximum of $3.5 million during the first two years of the term; (b) the guaranty of debts of its affiliates; (c) the pledge of any of its assets for the benefit of any affiliate; (d) liens or borrowings unless done in furtherance of the Facility; (e) acquisitions or sale of assets outside of the ordinary course of business; and (f) amendments to organizational documents. In accordance with the terms of the maintenance covenants Icagen-T will be required to maintain: (A) a daily average cash balance held in all of its accounts for the prior five days of at least $575,000; (B) minimum Current Ratio (as defined in the MSA) of 1.05; and (C) a minimum net worth of $1.5 million. Icagen-T will also be obligated to fulfill certain reporting requirements specified in the MSA. At any time after the second anniversary of the effective date of the MSA that Icagen-T provides an independent third party valuation certified by the National Association of Certified Evaluators and Analysts that concludes that (x) Icagen-T’s assets are greater than its liabilities at fair value (or fair market value); (y) Icagen-T has sufficient capital to operate its business; and (z) Icagen-T has the ability to pay its debts as they mature, then (1) all affirmative covenants and negative covenants shall terminate; (2) all reporting obligations shall terminate; and (3) all future Subsidy Payments and the associated Payment credit mechanism will be converted into a take or pay arrangement.

The term of the MSA is five years with the right for both parties to mutually agree to extend the term for an additional five years and the right for Sanofi, at its sole option, to extend the term with regard to the maintenance of the Chemical Library for an additional five years. Any work order can be terminated by Icagen-T in the event of a material breach by Sanofi which is not cured within 30 days or if extended Icagen-T may terminate the MSA upon one year’s prior notice and payment of any expenses associated with the movement of the Chemical Library. Sanofi may terminate: (i) any work order in the event of a material breach by Icagen-T which is not cured within 30 days or immediately if Sanofi becomes aware of a threatened or actual debarment of an employee and the employee is not replaced within five days of Icagen-T’s receipt of notice thereof; (ii) the MSA if Icagen-T does not perform certain services for the Chemical Library; (iii) any work order or purchase order for convenience upon 30 days’ prior written notice; and (iv) the MSA in the event of Icagen-T’s bankruptcy or insolvency, dissolution, liquidation or appointment of a receiver. In addition, (a) Sanofi will have the option in its sole discretion to terminate the MSA, the Library Agreement and exercise its rights under the Deed of Trust, if Icagen-T does not comply with its reporting obligations under the MSA or an audit reveals a 10% or greater deviation from a prior reporting certificate; (b) the Subsidy Payments will automatically terminate upon non-compliance with certain employee covenants in the Asset Purchase Agreement; (c) Sanofi will have the option to terminate the MSA and the Library Agreement and exercise its rights under the Deed of Trust, upon non-compliance with the affirmative and negative covenants set forth in the MSA (other than the dividend payment covenants); (d) the MSA, and the Library Agreement will automatically terminate and Sanofi will have the right to exercise its rights under the Deed of Trust upon Icagen-T’s failure to comply with the maintenance covenants; and (e) the Subsidy Payments shall automatically terminate upon Icagen-T’s failure to comply with the dividend payments covenant.

In addition, in order to facilitate the provision of the services under the MSA, Sanofi agreed to provide transitional services pursuant to the terms of a transition services agreement that will be entered into at closing of the Asset Purchase Agreement and Icagen-T will be granted the right and license to use two chemical libraries located at the Facility pursuant to two separate hit discovery services agreements between the parties.

The foregoing descriptions of the Asset Purchase Agreement and the exhibits thereto do not purport to be complete and are qualified in their entirety by reference to the full text of the Asset Purchase Agreement and the exhibits thereto, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and are incorporated by reference herein.

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Item 9.01. Financial Statements and Exhibits.

(d)   Exhibits

Exhibit No.	Description

10.1	Asset Purchase Agreement between Icagen-T, Inc. and Sanofi US Services Inc. dated June 27, 2016**

99.1	Icagen, Inc. press release dated June 27, 2016

**	Confidential treatment has been requested as to certain portions of this exhibit pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 30, 2016	ICAGEN, INC.

	By:	/s/ Mark Korb
	Name:	Mark Korb
	Title:	Chief Financial Officer

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